FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286596-03

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) At: 05/01/26 14:50:20 UTC-4:00

Subject: BMARK 2026-B43 -- XB Final Pricing Details (Public) [REDACTED]

BMARK 2026-B43 -- XB Final Pricing Details (Public) [REDACTED]

Co-Lead Managers & Joint Bookrunners: Citigroup, Deutsche Bank Securities, Goldman Sachs & Co., BofA Securities, Barclays Capital, UBS Securities, BMO Capital Markets

Co-Managers: Academy Securities, Mischler Financial Group

Class	Expected Ratings (S&P/Fitch/KBRA)	Size($mm)	WAL*	Proceeds ($mm)	Spread	Coupon	Yield	Price
X-B	NR/A-sf/AAA(sf)	121.518	9.62	~5.1	J+114.4	0.68881	5.50087	4.16983

*PRICED TO 100CPY

Collateral Summary

Initial Pool Balance	$683,234,771
Number of Mortgage Loans	32
Number of Mortgaged Properties	53
Average Cut-off Date Balance	$21,351,087
Weighted Average Mortgage Rate	6.41065%
Weighted Average Remaining Term to Maturity/ARD (months)	119
Weighted Average Remaining Amortization Term (months)	298
Weighted Average Cut-off Date LTV Ratio	54.6%
Weighted Average Maturity Date/ARD LTV Ratio	48.1%
Weighted Average UW NCF DSCR	2.00x
Weighted Average Debt Yield on Underwritten NOI	14.5%

Top 5 Property Type:	27.0% Retail, 22.0% Office, 14.0% Multifamily, 11.5% Industrial, 8.3% Leased Fee

Top 5 States:	20.2% New York, 13.6% Virginia, 9.2% California, 7.9% Ohio, 7.7% Pennsylvania

Risk Retention:	L-shape
Master Servicer:	Trimont LLC

Special Servicer:	CWCapital Asset Management LLC

Operating Advisor:	Park Bridge Lender Services LLC

Trustee:	Wilmington Savings Fund Society, FSB

Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Settlement:	5/20/2026

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-286596) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BofA Securities, Inc., UBS Securities LLC, BMO Capital Markets Corp., Barclays Capital Inc., Academy Securities, Inc. or Mischler Financial Group, Inc. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

The securities related to this File are being offered when, as and if issued.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted. Such securities do not represent an interest in or obligation of the depositor, the sponsors, the originators, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the controlling class representative, any risk retention consultation parties, the companion loan holders (or their representatives), the underwriters or any of their respective affiliates.  Neither such securities nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or private insurer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.